Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 67 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 18, 1999, relating to the financial statements and financial highlights of J.P. Morgan Institutional Diversified Fund and the financial statements and supplementary data of The Diversified Portfolio appearing in the June 30, 1999 Annual Report, which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
October 26, 1999